Marathon Oil Reports Third Quarter 2023 Results
Returned Over $475 Million to Shareholders
Raised Quarterly Base Dividend and Increased Share Repurchase Authorization

HOUSTON, Nov. 1, 2023 - Marathon Oil Corporation (NYSE: MRO) reported third quarter 2023 net income of $453 million or $0.75 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. Adjusted net income was $466 million or $0.77 per diluted share. Net operating cash flow was $1,066 million or $1,144 million before changes in working capital (adjusted CFO). Free cash flow was $573 million or $718 million before changes in working capital and including Equatorial Guinea (E.G.) distributions and other financing (adjusted FCF).

•Reported another quarter of strong financial performance and consistent operational execution
–Generated $718 million of adjusted free cash flow during third quarter, up 35% sequentially, at a 38% reinvestment rate
–Delivered sequential increase in total third quarter production to 421,000 net barrels of oil equivalent per day (boed) and 198,000 net barrels of oil per day (bopd), both above the high end of annual guidance ranges
•Continued delivery on sector-leading commitment to return at least 40% of adjusted CFO to shareholders
–Returned $476 million or 42% of adjusted CFO to shareholders during third quarter through $415 million of share repurchases and $61 million of base dividend
–Returned $1.3 billion of capital to shareholders through first three quarters of 2023, including over $1.1 billion of share repurchases
•Further enhanced investment grade balance sheet through gross debt reduction
–Achieved year-to-date gross debt reduction of $451 million, including $250 million prepayment on its Term Loan Facility in October
–Expect additional gross debt reduction in fourth quarter while continuing to return at least 40% of adjusted CFO to equity holders
•Remain committed to Return of Capital Framework featuring sustainable and competitive base dividend and significant share repurchases
–Announced 10% quarterly base dividend increase to $0.11/share which is expected to be funded by share count reduction through the Company’s share repurchase program
–Board of Directors approved increase in share repurchase authorization to $2.5 billion as of Nov. 1
•As previously announced, the signed LNG sales agreement linked to the European natural gas market (TTF) is expected to drive significant improvement in 2024 financial performance for E.G. Integrated Gas Business

“Third quarter results are a continuation of our track record of consistent operational execution, strong financial results, and peer-leading return of capital to our shareholders,” said chairman, president, and CEO Lee Tillman. “We expect to finish the year strong with free cash flow generation growing sequentially again in the fourth quarter, contributing to both peer- and market-leading shareholder distributions. Not only are we leading the peer group in shareholder returns, consistent with our differentiated cash flow driven Return of Capital Framework where our shareholder gets the first call on cash flow, we’re doing so while further enhancing our already investment grade balance sheet through additional gross debt reduction. Looking ahead to 2024, while the macro environment is sure to remain volatile, our commitment to our Framework for Success remains steadfast. We’ll continue to prioritize strong corporate returns on every dollar we invest while striving to deliver peer-leading free cash flow generation, return of capital to shareholders, and per-share growth across a broad range of commodity prices. Additionally, we will work to further bolster our investment grade balance sheet through continued gross debt reduction and maximize value from our unique E.G. integrated gas operations, which are set to realize a substantial financial uplift through our increasing exposure to the global LNG market, while we also progress the next phase of opportunities in support of the E.G. Gas Mega Hub.”

Return of Capital
Marathon Oil’s percentage of CFO framework provides clear visibility to significant return of capital to equity investors, ensuring the shareholder gets the first call on cash flow generation. In a $60/bbl WTI or higher price environment, the Company targets returning a minimum of 40% of CFO to equity investors. The Company remains on track to meet or exceed this minimum objective in 2023.

During third quarter, Marathon Oil returned $476 million to shareholders, including $415 million of share repurchases and $61 million of base dividend. Through the first three quarters of 2023, Marathon Oil has returned $1,307 million to shareholders, representing 41% of adjusted CFO. Shareholder distributions through the first three quarters of 2023 include $1,121 million of share repurchases and $186 million in base dividends.

Over the trailing eight quarters, since significantly increasing return of capital to equity investors under its current Return of Capital Framework, Marathon Oil has returned $5.1 billion to shareholders, equivalent to approximately 30% of the Company’s current market capitalization. Over this same timeframe, Marathon Oil has executed $4.6 billion of share repurchases that have reduced outstanding share count by 26%, contributing to significant growth in per-share metrics.

Marathon Oil expects to continue returning significant capital to shareholders through the combination of a competitive and sustainable base dividend and significant share repurchases. Consistent with this objective, the Company’s Board of Directors recently approved a 10% increase to the quarterly base dividend to 11 cents per share, which is expected to be funded by share count reduction through the Company’s share repurchase program. This is the ninth increase to the Company’s base dividend in the last 13 quarters. The Board also approved an increase in total share repurchase authorization to $2.5 billion as of Nov. 1.

3Q23 Financials
CASH FLOW AND CAPEX: Net cash provided by operations was $1,066 million during third quarter or $1,144 million before changes in working capital. Third quarter cash additions to property, plant and equipment totaled $493 million, while capital expenditures (accrued) totaled $449 million.

BALANCE SHEET AND LIQUIDITY: Marathon Oil ended third quarter with $174 million in cash and cash equivalents. The Company redeemed $131 million of 8.125% Senior Notes in July and pre-paid $250 million on its Term Loan Facility in October, bringing year-to-date total gross debt reduction to $451 million. At quarter end, Marathon Oil had $2.1 billion of available borrowing capacity on its revolving credit facility that matures in 2027. All three primary credit rating agencies continue to rate Marathon Oil investment grade.

ADJUSTMENTS TO NET INCOME: The adjustments to net income for third quarter increased net income by $13 million, primarily due to an unproved property impairment and the income impact associated with unrealized losses on derivative instruments.

3Q23 Operations
UNITED STATES (U.S.): U.S. production averaged 369,000 net boed for third quarter 2023, an increase from 356,000 net boed during second quarter. Oil production averaged 189,000 net bopd for third quarter, an increase from 181,000 net bopd during second quarter. The Company brought a total of 65 gross Company-operated wells to sales during third quarter, excluding joint venture wells. U.S. unit production costs declined sequentially to average $5.07 per boe during third quarter.

Marathon Oil’s third quarter Eagle Ford production averaged 158,000 net boed, including 80,000 net bopd, with 38 gross Company-operated wells to sales. Bakken production averaged 121,000 net boed, including 77,000 net bopd, with 25 gross Company-operated wells to sales. Oklahoma production averaged 46,000 net boed, including 9,000 net bopd. Permian production averaged 42,000 net boed, including 22,000 net bopd, with two gross Company-operated wells to sales.

INTERNATIONAL: E.G. production averaged 52,000 net boed for third quarter 2023, including 9,000 net bopd. Unit production costs declined sequentially to average $3.99 per boe during third quarter. Net income from equity method investees totaled $38 million during third quarter. Third quarter cash distributions from equity method companies totaled $47 million, including $24 million of dividends and $23 million of distributions classified as return of capital.

In a separate press release published Oct. 16, Marathon Oil announced that through its wholly-owned subsidiaries it entered into a five-year firm LNG sales agreement for a portion of its equity natural gas produced from the Alba Field (Alba Unit, MRO 64% working interest), effective Jan.1, 2024. The pricing structure for the LNG sales agreement is linked to the Dutch Title Transfer (TTF) Index, providing Marathon Oil with significant incremental exposure to the European LNG market. The new LNG sales agreement is expected to contribute to a significant year-on-year EBITDA increase in 2024 for the Company’s E.G. integrated gas business.

Separately, due to the expected arbitrage between LNG and methanol pricing, Marathon Oil announced it expects to optimize its E.G. integrated gas operations in 2024 by redirecting a portion of Alba Unit natural gas from the local methanol facility (MRO 45% working interest) to the LNG facility (MRO 56% working interest).

2023 Guidance
Marathon Oil’s originally provided 2023 production and capital expenditure (accrued) guidance ranges remain unchanged. For the full year 2023, the Company is trending to the high end of its annual 2023 total oil-equivalent production guidance range, the midpoint of its annual oil production guidance range, and the high end of its annual capital spending guidance range (accrued).

A slide deck and Quarterly Investor Packet will be posted to the Company’s website following this release. On Thursday, Nov. 2, at 9 a.m. ET, the Company will conduct a question-and-answer webcast/call, which will include forward-looking information. The live webcast, replay and all related materials will be available at https://ir.marathonoil.com/.

About Marathon Oil
Marathon Oil (NYSE: MRO) is an independent oil and gas exploration and production (E&P) company focused on four of the most competitive resource plays in the U.S. - Eagle Ford, Texas; Bakken, North Dakota; STACK and SCOOP in Oklahoma and Permian in New Mexico and Texas, complemented by a world-class integrated gas business in Equatorial Guinea. The Company’s Framework for Success is founded in a strong balance sheet, ESG excellence and the competitive advantages of a high-quality multi-basin portfolio. For more information, please visit www.marathonoil.com.

Media Relations Contact:
Karina Brooks: 713-296-2191

Investor Relations Contacts:
Guy Baber: 713-296-1892
John Reid: 713-296-4380

# # #

Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income (loss), adjusted net income (loss) per share, net cash provided by operating activities before changes in working capital (adjusted CFO), free cash flow, adjusted free cash flow, capital expenditures (accrued) and reinvestment rate.
Our presentation of adjusted net income (loss) and adjusted net income (loss) per share is a non-GAAP measure. Adjusted net income (loss) is defined as net income (loss) adjusted for gains or losses on dispositions, impairments of proved and certain unproved properties, changes in our valuation allowance, unrealized derivative gains or losses on commodity and interest rate derivative instruments, effects of pension settlements and curtailments and other items that could be considered “non-operating” or “non-core” in nature. Management believes this is useful to investors as another tool to meaningfully represent our operating performance and to compare Marathon to certain competitors. Adjusted net income (loss) and adjusted net income (loss) per share should not be considered in isolation or as an alternative to, or more meaningful than, net income (loss) or net income (loss) per share as determined in accordance with U.S. GAAP.
Our presentation of adjusted CFO is defined as net cash provided by operating activities adjusted for changes in working capital and is a non-GAAP measure. Management believes this is useful to investors as an indicator of Marathon’s ability to generate cash quarterly or year-to-date by eliminating differences caused by the timing of certain working capital items. Adjusted CFO should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of free cash flow is a non-GAAP measure. Free cash flow is defined as net cash provided by operating activities and cash additions to property, plant and equipment. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of adjusted free cash flow is a non-GAAP measure. Adjusted free cash flow before dividend (“adjusted free cash flow”) is defined as adjusted CFO, capital expenditures (accrued), and EG return of capital and other financing. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Adjusted free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of capital expenditures (accrued) is a non-GAAP measure. Capital expenditures (accrued) is defined as cash additions to property, plant and equipment adjusted for the change in capital accrual and additions to other assets. Management believes this is useful to investors as an indicator of Marathon’s commitment to capital expenditure discipline by eliminating differences caused by the timing of capital accrual and other items. Capital expenditures (accrued) should not be considered in isolation or as an alternative to, or more meaningful than, cash additions to property, plant and equipment as determined in accordance with U.S. GAAP.
Our presentation of reinvestment rate is a non-GAAP measure. The reinvestment rate in the context of adjusted free cash flow is defined as capital expenditures (accrued) divided by adjusted CFO. The reinvestment rate in the context of free cash flow is defined as cash additions to property, plant and equipment divided by net cash provided by operating activities. Management believes the reinvestment rate is useful to investors to demonstrate the Company’s commitment to generating cash for use towards investor-friendly purposes (which includes balance sheet enhancement, base dividend and other return of capital).
These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil’s financial and operating performance. These measures should not be considered in isolation or as an alternative to their most directly comparable GAAP financial measures. A reconciliation to their most directly comparable GAAP financial measures can be found in our investor package on our website at https://ir.marathonoil.com/ and in the tables below. Marathon Oil strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding: the Company’s future capital budgets and allocations; future performance (both absolute and relative); expected free cash flow; reinvestment rates; returns to investors (including dividends and share repurchases, and the timing thereof); the funding of dividends; future gross debt reduction; per share growth; business strategy; capital expenditure guidance; production guidance; future E.G. financial performance; progress of the E.G. Gas Mega Hub; the expected relationship between LNG and methanol pricing; optimization of E.G. integrated gas operations; and other statements regarding management’s plans and objectives for future operations, are forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “outlook,” “plan,” “positioned,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels for crude oil and condensate, NGLs and natural gas and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the U.S. and Equatorial Guinea, including changes in foreign currency exchange rates, interest rates, inflation rates and global and domestic market conditions; actions taken by the members of the Organization of the Petroleum Exporting Countries (OPEC) and Russia affecting the production and pricing of crude oil and other global and domestic political, economic or diplomatic developments; capital available for exploration and development; risks related to the Company’s hedging activities; voluntary or involuntary curtailments, delays or cancellations of certain drilling activities; well production timing; liabilities or corrective actions resulting from litigation, other proceedings and investigations or alleged violations of law or permits; drilling and operating risks; lack of, or disruption in, access to storage capacity, pipelines or other transportation methods; availability of drilling rigs, materials and labor, including the costs associated therewith; difficulty in obtaining necessary approvals and permits; the availability, cost, terms and timing of issuance or execution of, competition for, and challenges to, mineral licenses and leases and governmental and other permits and rights-of-way, and our ability to retain mineral licenses and leases; non-performance by third parties of contractual or legal obligations, including due to bankruptcy; administrative impediments or unexpected events that may impact dividends or other distributions, and the timing thereof, from our equity method investees; changes in our credit ratings; hazards such as weather conditions, a health pandemic (including COVID-19), acts of war or terrorist acts and the government or military response thereto; security threats, including cybersecurity threats and disruptions to our business and operations from breaches of our information technology systems, or breaches of the information technology systems, facilities and infrastructure of third parties with which we transact business; changes in safety, health, environmental, tax and other regulations, requirements or initiatives, including initiatives addressing the impact of global climate change, air emissions, or water management; impacts of the Inflation Reduction Act of 2022; other geological, operating and economic considerations; our ability to increase exposure to the global LNG market and progress the E. G. Gas Mega Hub; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2022 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at https://ir.marathonoil.com/. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Consolidated Statements of Income (Unaudited)	Three Months Ended
	Sept. 30	Jun. 30	Sept. 30
(In millions, except per share data)	2023	2023	2022
Revenues and other income:
Revenues from contracts with customers	$1,771	$1,484	$2,008
Net gain on commodity derivatives	1	3	41
Income from equity method investments	38	22	190
Net gain on disposal of assets	1	—	2
Other income	2	4	6
Total revenues and other income	1,813	1,513	2,247
Costs and expenses:
Production	192	214	193
Shipping, handling and other operating	164	161	199
Exploration	20	11	73
Depreciation, depletion and amortization	583	559	460
Impairments	—	—	2
Taxes other than income	113	43	137
General and administrative	72	71	79
Total costs and expenses	1,144	1,059	1,143
Income from operations	669	454	1,104
Net interest and other	(94)	(92)	(52)
Other net periodic benefit credits	5	3	5
Income before income taxes	$580	$365	$1,057
Provision for income taxes	127	78	240
Net income	$453	$287	$817
Adjusted Net Income
Net income	$453	$287	$817
Adjustments for special items (pre-tax):
Net loss on disposal of assets	(1)	—	(2)
Proved property impairments	—	—	2
Exploratory dry well costs, unproved property impairments and other	11	5	62
Unrealized (gain) loss on commodity derivatives	6	4	(67)
Acquisition transaction costs	1	—	—
Other	—	1	23
Benefit for income taxes related to special items(a)	(4)	(2)	(3)
Adjustments for special items	13	8	15
Adjusted net income(b)	$466	$295	$832
Per diluted share:
Net income	$0.75	$0.47	$1.22
Adjusted net income(b)	$0.77	$0.48	$1.24
Weighted average diluted shares	604	615	672
(a)In both 2023 and 2022, we applied the estimated U.S. and state statutory rate of 22% to our special items.
(b)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended
	Sept. 30	Jun. 30	Sept. 30
(Per share)	2023	2023	2022
Adjusted Net Income Per Diluted Share
Net income	$0.75	$0.47	$1.22
Adjustments for special items (pre-tax):
Net loss on disposal of assets	—	—	—
Proved property impairments	—	—	—
Exploratory dry well costs, unproved property impairments and other	0.01	0.01	0.09
Unrealized (gain) loss on commodity derivatives	0.01	—	(0.10)
Acquisition transaction costs	—	—	—
Other	—	—	0.03
Benefit for income taxes related to special items	—	—	—
Adjustments for special items	0.02	0.01	0.02
Adjusted net income per share(a)	$0.77	$0.48	$1.24
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended
	Sept. 30	Jun. 30	Sept. 30
(In millions)	2023	2023	2022
Segment income
United States	$505	$365	$723
International	62	30	181
Not allocated to segments	(114)	(108)	(87)
Net income	$453	$287	$817
Net operating cash flow before changes in working capital (Adjusted CFO)(a)
Net cash provided by operating activities	$1,066	$1,076	$1,556
Changes in working capital	78	45	(116)
Adjusted CFO(a)	$1,144	$1,121	$1,440
Free cash flow
Net cash provided by operating activities	$1,066	$1,076	$1,556
Cash additions to property, plant and equipment	(493)	(634)	(430)
Free cash flow	$573	$442	$1,126
Adjusted free cash flow(a)
Adjusted CFO(a)	$1,144	$1,121	$1,440
Adjustments:
Capital expenditures (accrued)(a)	(449)	(623)	(413)
EG return of capital and other financing(b)	23	33	4
Adjusted free cash flow(a)	$718	$531	$1,031
Reinvestment rate(a)	38%	54%	29%
Capital expenditures (accrued)(a)
Cash additions to property, plant and equipment	$(493)	$(634)	$(430)
Change in capital accrual	44	11	17
Capital expenditures (accrued)(a)	$(449)	$(623)	$(413)
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.
(b)Excludes approximately $2 million of debt issuance costs for the second quarter of 2023.

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	Jun. 30	Sept. 30
Net Production	2023	2023	2022
Equivalent Production (mboed)
United States	369	356	295
International	52	43	57
Total net production	421	399	352
Oil Production (mbbld)
United States	189	181	166
International	9	8	10
Total net production	198	189	176

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	Jun. 30	Sept. 30
	2023	2023	2022
United States - net sales volumes
Crude oil and condensate (mbbld)	189	181	166
Eagle Ford	80	81	61
Bakken	77	68	75
Oklahoma	9	9	12
Permian	22	21	13
Other United States(a)	1	2	5
Natural gas liquids (mbbld)	90	91	69
Eagle Ford	40	39	16
Bakken	27	25	27
Oklahoma	13	17	19
Permian	10	10	5
Other United States(a)	—	—	2
Natural gas (mmcfd)	539	504	363
Eagle Ford	229	218	82
Bakken	103	90	94
Oklahoma	143	141	140
Permian	61	53	34
Other United States(a)	3	2	13
Total United States (mboed)	369	356	295
International - net sales volumes
Crude oil and condensate (mbbld)	11	8	11
Equatorial Guinea	11	8	11
Natural gas liquids (mbbld)	6	5	7
Equatorial Guinea	6	5	7
Natural gas (mmcfd)	217	186	241
Equatorial Guinea	217	186	241
Total International (mboed)	53	44	58
Total Company - net sales volumes (mboed)	422	400	353
Net sales volumes of equity method investees
LNG (mtd)	1,670	1,716	2,536
Methanol (mtd)	1,208	1,047	956
Condensate and LPG (boed)	8,264	6,614	7,060
(a)Includes sales volumes from certain non-core proved properties in our United States segment.

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	Jun. 30	Sept. 30
	2023	2023	2022
United States - average price realizations(a)
Crude oil and condensate ($ per bbl)(b)	$80.90	$72.49	$93.67
Eagle Ford	79.70	71.32	94.05
Bakken	81.97	73.51	94.01
Oklahoma	80.48	73.57	92.48
Permian	81.86	73.42	91.81
Other United States	78.54	69.34	91.70
Natural gas liquids ($ per bbl)	$21.37	$18.72	$34.00
Eagle Ford	21.60	18.01	34.25
Bakken	19.24	18.00	33.06
Oklahoma	24.52	20.99	35.92
Permian	21.97	19.39	31.85
Other United States	18.94	18.07	32.63
Natural gas ($ per mcf)	$2.28	$1.89	$7.84
Eagle Ford	2.33	1.86	7.35
Bakken	2.10	1.69	7.74
Oklahoma	2.35	2.16	8.25
Permian	2.18	1.59	7.39
Other United States	3.03	2.45	8.31
International - average price realizations
Crude oil and condensate ($ per bbl)	$64.30	$53.64	$74.01
Equatorial Guinea	64.30	53.64	74.01
Natural gas liquids ($ per bbl)	$1.00	$1.00	$1.00
Equatorial Guinea(c)	1.00	1.00	1.00
Natural gas ($ per mcf)	$0.24	$0.24	$0.24
Equatorial Guinea(c)	0.24	0.24	0.24
Benchmark
WTI crude oil (per bbl)	$82.22	$73.56	$91.43
Brent (Europe) crude oil (per bbl)(d)	$86.66	$78.32	$100.71
Mont Belvieu NGLs (per bbl)(e)	$23.13	$20.49	$36.08
Henry Hub natural gas (per mmbtu)(f)	$2.55	$2.10	$8.20
TTF natural gas (per mmbtu)	$10.80	$11.34	$60.68
(a)Excludes gains or losses on commodity derivative instruments.
(b)Inclusion of realized gains (losses) on crude oil derivative instruments would have decreased average price realizations by $0.85 for the third quarter 2022.
(c)Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. The Alba Plant LLC processes the NGLs and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from each of these equity method investees in the International segment.
(d)Average of monthly prices obtained from Energy Information Administration website.
(e)Bloomberg Finance LLP: Y-grade Mix NGL of 55% ethane, 25% propane, 5% butane, 8% isobutane and 7% natural gasoline.
(f)Settlement date average per mmbtu.

The following table sets forth outstanding derivative contracts as of October 31, 2023, and the weighted average prices for those contracts:

	2023	2024
	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Crude Oil
NYMEX WTI Three-Way Collars
Volume (Bbls/day)	10,000	40,000	40,000	20,000	20,000
Weighted average price per Bbl:
Ceiling	$97.59	$101.01	$101.01	$101.95	$101.95
Floor	$60.00	$66.25	$66.25	$65.00	$65.00
Sold put	$45.00	$51.25	$51.25	$50.00	$50.00
Natural Gas
Henry Hub Three-Way Collars
Volume (MMBtu/day)	50,000	—	—	—	—
Weighted average price per MMBtu:
Ceiling	$11.14	$—	$—	$—	$—
Floor	$4.00	$—	$—	$—	$—
Sold put	$2.50	$—	$—	$—	$—